EXHIBIT 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL  60563, (630) 954-0400

FOR IMMEDIATE RELEASE:	March 19, 2014

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Andrew J. Norstrud

Chief Executive Officer
Phone: (630) 954-0400
Fax: (630) 954-0595
E-mail: invest@genp.com

Howard Gostfrand
Investor Relations
American Capital Ventures
Phone: (305) 918-7000
Email: info@amcapventures.com

General Employment Enterprises, Inc. Granted Extension of Impairment Plan Period by NYSE MKT LLC

NAPERVILLE, IL, March 19, 2014 - General Employment Enterprises, Inc. (NYSE MKT: JOB) (the "Company" or “General Employment”) today is pleased to announce that NYSE MKT, LLC (the "NYSE MKT") has granted the Company a second extension of its Impairment Plan Period from February 21, 2014 to March 31, 2014 (“the Revised Impairment Plan Period”) related to its non-compliance with continued listing standards as set forth in the NYSE MKT Company Guide.

Specifically, the Company is not in compliance with Sections 1003(a)(ii) and 1003(a)(iv) of the NYSE MKT's Company Guide: Stockholders equity is less than $4 million and the Company has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; and, in the opinion of the NYSE MKT, it is questionable as to whether the Company will be able to continue operations and/or meet its obligations as they mature based on its current overall financial condition.

General Employment’s plan of compliance detailing actions which it had to take to regain compliance with stated listing requirements (the “Impairment Plan”) was initially accepted by the Exchange on August 27, 2013, granting the Company until October 7, 2013 (the “Impairment Plan Period”) to regain compliance with 1003(a)(iv). On October 29, 2013, the NYSE MKT granted the Company an extension of the Impairment Plan Period until February 21, 2014. Based on a review of information provided by the Company through March 12, 2014, the Exchange then granted General Employment an extension to the end of March. The targeted completion date is now March 31, 2014 to improve the overall financial condition and comply with 1003(a)(iv) and until June 6, 2014 to increase the equity to a minimum of $4 million and comply with 1003(a)(ii).

The Company's common stock continues to trade on the NYSE MKT stock exchange under the symbol "JOB," but will become subject to the trading symbol extension ".LF" to denote non-compliance with the NYSE MKT's continued listing standards.

Commenting on the Company's status, Andrew J. Norstrud, Chief Executive Officer, stated, “We have made significant progress in the past year to restructure the Company. We have invested in the infrastructure that will secure our future in this industry and enable us to implement our growth strategy.  Although we are approximately six months behind in completing the restructuring, it was an aggressive plan that management adopted this past July and we are satisfied with our progress."  Mr. Norstrud also commented, “We are grateful to the NYSE for providing the time necessary to regain our compliance as we continue to make the necessary infrastructure changes to rebuild the foundation of General Employment Enterprises, Inc.”

More information on this release can be found on file with the Securities & Exchange Commission at www.sec.gov.

About General Employment

General Employment Enterprises, Inc. was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company provides staffing services through a network of 22 branch offices located in eleven states. The Company operates in two industry segments, providing professional staffing services and light industrial staffing services.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s  annual report on Form 10-K for the fiscal year ended September 30, 2013, and in the Company’s other filings with the Securities and Exchange Commission.  The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.